UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  SCHEDULE 14A
                Proxy Statement Pursuant to Section 14(a) of the
                  Securities Exchange Act of 1934, as amended

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12

                                  NYMAGIC, INC.
 ...............................................................................
                (Name of Registrant as Specified In Its Charter)

 ...............................................................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1)       Title of each class of securities to which transaction applies: ______
         2)       Aggregate number of securities to which transaction applies: ______
         3)       Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ______
         4)       Proposed maximum aggregate value of transaction: ______
         5) Total  fee paid:  ______
[ ] Fee paid  previously  with  preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
0-11(a)(2)  and  identify  the  filing  for  which the  offsetting  fee was paid previously.  Identify the previous filing by registration  statement  number, or the Form or Schedule and the date of its filing.
         1)       Amount Previously Paid: ______
         2)       Form, Schedule or Registration Statement No.: ______
         3)       Filing Party: ______
         4)       Date Filed: ______

                                  NYMAGIC, INC.
                                919 Third Avenue
                            New York, New York 10022

                                                                  April 22, 2005
Dear Shareholder:

         You are cordially invited to attend the 2005 annual meeting of shareholders of NYMAGIC, INC., which will be held at 9:00 A.M., local time, on Wednesday, May 25, 2005, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022. The matters to be acted upon at the meeting are the election of directors, the ratification of the appointment of KPMG LLP as our independent auditors for 2005, and such other business as may properly come before the meeting, all as described in the attached notice of annual meeting of shareholders and proxy statement.

         It is important that your shares be represented at the meeting and voted in accordance with your wishes. Whether or not you plan to attend the meeting, we urge you to complete, date, sign and return your proxy card in the enclosed prepaid envelope as promptly as possible so that your shares will be voted at the annual meeting. This will not limit your right to vote in person or to attend the meeting.

                                   Sincerely,

                                   /s/ George R. Trumbull, III
                                   ---------------------------
                                   Chairman and Chief Executive Officer

                                  NYMAGIC, INC.
                                919 Third Avenue
                            New York, New York 10022

                         -------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 25, 2005

                         -------------------------------


TO OUR SHAREHOLDERS:

         The Annual Meeting of Shareholders of NYMAGIC, INC., a New York corporation (the "Company"), will be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 on Wednesday, May 25, 2005, at 9:00 A.M., local time, for the following purposes:

              1. To elect nine members to the Board of Directors to hold office until the 2006 Annual Meeting and until their successors are duly elected and qualified;

              2.    To   consider   and  act  upon  a  proposal  to  ratify  the
                    appointment   of  KPMG   LLP  as  our   independent   public
                    accountants for the year ending December 31, 2005; and,

              3. To transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.

         All of the above matters are described more fully in the accompanying Proxy Statement.

         Our Board of Directors has fixed the close of business on April 1, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof.

         To assure your representation at the Annual Meeting, please vote. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card promptly in the enclosed prepaid envelope. This will help ensure that your vote is counted. If you fail to return your card, your vote will not be counted, unless you attend the meeting and vote in person. You may revoke your proxy in the manner described in the Proxy Statement at any time before the proxy has been voted at the Annual Meeting.


                             BY ORDER OF THE BOARD OF DIRECTORS OF NYMAGIC, INC.

                                                                    Paul J. Hart
                                                          Senior Vice President,
                                                   General Counsel and Secretary

April 22, 2005

                                  NYMAGIC, INC.
                                919 Third Avenue
                            New York, New York 10022

                         -------------------------------

                                 PROXY STATEMENT
                                       FOR
                       2005 Annual Meeting of Shareholders
                      To Be Held on Wednesday, May 25, 2005

                         -------------------------------

         This Proxy Statement and accompanying form of proxy are being sent to the shareholders of NYMAGIC, INC., a New York corporation ("NYMAGIC" or the "Company"), on or about April 22, 2005, in connection with the solicitation of proxies by the Board of Directors of NYMAGIC to be voted at the 2005 Annual Meeting of Shareholders, to be held at 9:00 A.M., local time, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022 on Wednesday, May 25, 2005 (the "Annual Meeting") and any adjournment or postponement thereof.

              At the Annual Meeting, shareholders will be asked to:

              1. elect nine members to the Board of Directors to hold office until the 2006 Annual Meeting and until their successors are duly elected and qualified;

              2. consider and act upon a proposal to ratify the appointment of KPMG LLP as our independent public accountants for the year ending December 31, 2005; and,

              3. transact such other business as properly may come before the Annual Meeting and any adjournment or postponement thereof.

         Our principal executive offices are located at 919 Third Avenue, New York, New York 10022 and our telephone number is (212) 551-0600.

         Who Can Vote. Shareholders of record of NYMAGIC common stock, $1.00 par value per share (the "Common Stock"), outstanding as of the close of business on April 1, 2005, the record date, will be entitled to notice of and to vote at the Annual Meeting. On the record date, there were 8,688,363 outstanding shares of Common Stock held by approximately 62 record holders. Each share of Common Stock is entitled to one vote on each matter to be presented for shareholder action at the Annual Meeting. There are no cumulative voting rights.

         How You Can Vote. You can only vote your shares if you are either present in person or represented by proxy at the Annual Meeting. Proxy cards are returned in envelopes addressed to Mellon Investor Services, LLC, the Company's transfer agent, which receives, inspects and tabulates the proxies. When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented by the proxy card will be voted in accordance with the shareholder's instructions. In the absence of instructions, duly executed proxies will be voted FOR all nominees for Director identified on page 3 and FOR the proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for the year ending December 31, 2005. If any other matter properly is presented, the proxy holders will vote your shares in accordance with their best judgment. NYMAGIC knows of no matters other than those described below that may come before the Annual Meeting.

         Revocation of Proxies. The submission of a signed proxy will not affect the right of a holder of Common Stock to attend, or vote in person at, the Annual Meeting. Any shareholder of NYMAGIC may revoke or change their proxy at any time before it is exercised at the Annual Meeting by written notice delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022, by timely delivering another proxy dated after the proxy that you wish to revoke, or by voting in person at the Annual Meeting. Your attendance at the Annual Meeting will not by itself revoke a proxy given by you.

         Required Votes. The form of proxy provides space for a shareholder to withhold voting for any of the nominees for the Board of Directors or to abstain from voting on any other proposal if the shareholder chooses to do so. Directors are elected by a plurality of the votes cast at the Annual Meeting. All other matters require for approval the favorable vote of a majority of shares voted at the meeting in person or by proxy. Proxies submitted by brokers who do not indicate a vote for some or all of the items voted on because they do not have discretionary voting authority and have not received voting instructions are called "broker non-votes." Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast. Therefore, they will have no effect on the outcome of the other matters to be voted on at the meeting.

         Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our Common Stock is necessary to constitute a quorum at the Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes will be included.

         A list of shareholders entitled to vote at the Annual Meeting will be available for inspection by shareholders during ordinary business hours at the principal executive offices of NYMAGIC located at 919 Third Avenue, New York, New York 10022, for a period of ten days before, and at the time and place of, the Annual Meeting.

         Solicitation. The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited by our directors, officers and other employees by personal interview, telephone, telegram and other means of communication. Such persons will receive no additional compensation for such services. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to the beneficial owners of shares of our Common Stock held of record by such brokers and other fiduciaries. The Company will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. The Company does not expect to engage an outside firm to solicit votes, but if such a firm is engaged subsequent to the date of this Proxy Statement, the cost is estimated to be less than $5,000, plus reasonable out-of-pocket expenses.

                      PROPOSAL NO. 1: ELECTION OF DIRECTORS

         Information  concerning  the  nominees  for  election  to the  Board of
Directors is set forth below. Each nominee for election to the Board of Directors has consented to being named as a nominee and has agreed to serve if elected. NYMAGIC's Amended and Restated By-Laws provide for a Board of Directors consisting of not fewer than nine nor more than nineteen Directors. If elected, each Director will serve for a one-year term, expiring at the Company's 2006 annual meeting of shareholders and until his successor is duly elected and qualified. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. We are not aware of any circumstances that would render any nominee for Director unavailable.

         The Board of Directors has nominated Messrs. John R. Anderson, Glenn Angiolillo, John T. Baily, David E. Hoffman, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, George R. Trumbull, III, and David W. Young to serve as Directors and, unless otherwise marked, a proxy will be voted FOR the election of such persons. Each of the nominees is currently a director of the Company. The Board has determined that Messrs. Anderson, Angiolillo, Baily, Hoffman and Young are independent Directors, because they have no material relationship with the Company other than as Directors and holders of Common Stock or equity interests.

         On February 20, 2002, certain Company shareholders entered into a voting agreement (as amended, the "Voting Agreement") with Mariner Partners, Inc. ("Mariner") (a professional asset management company of which Mr. Michaelcheck, a member of our Board of Directors, is a majority shareholder). The Voting Agreement relates to approximately 27% of the Company's issued and outstanding Common Stock as of the record date. It grants Mariner an option to purchase 1,800,000 shares of Common Stock from the participating shareholders and entitles each party to the agreement to designate certain individuals for nomination as Directors of the Company. The following candidates were nominated for election to the Board at the Annual Meeting pursuant to the provisions of the Voting Agreement: Mariner nominated William J. Michaelcheck, George R. Trumbull, III, and William D. Shaw, Jr.; Mark W. Blackman nominated Glenn Angiolillo; John N. Blackman, Jr. nominated John R. Anderson; Robert G. Simses nominated Robert G. Simses and George R. Trumbull, III nominated David W. Young, John T. Baily and David E. Hoffman. After considering the qualifications of each of the candidates named above, the Nominating Committee recommended to the Board of Directors that each such candidate be nominated by the Board for election as a Director at the Annual Meeting. At the February 17, 2005 meeting of the Board of Directors, all of the candidates named above were nominated by the Board for election to the Board at the Annual Meeting. The Company is not a party to the Voting Agreement. Additional information concerning the Voting Agreement is contained below under the caption "Changes in Control."

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NINE NOMINEES LISTED BELOW.

         The following presents certain information concerning the nominees for election as Directors, including all positions and offices with the Company and its predecessors, terms of office as Director and periods during which the nominee served as such, current membership on Committees of the Board of Directors of the Company and business experience during the last five years.



                             NOMINEES FOR DIRECTORS

Name                                      Age           Director Since                     Position
----                                      ---           --------------                     --------

John R. Anderson (3)(5)(6)                 60                 1999                         Director
Glenn Angiolillo (2)(6)                    51                 2002                         Director
John T. Baily  (2)(4)                      61                 2003                         Director
David E. Hoffman (2)(5)(6)                 55                 2004                         Director
William J. Michaelcheck (3)                58                 2002                         Director

William D. Shaw, Jr. (1)(3)                59                 2002                Director and Vice Chairman
Robert G. Simses (1)(3)(4)                 58                 2001                         Director
George R. Trumbull, III (1)(4)             60                 2002                  Director, Chairman and
                                                                                   Chief Executive Officer
David W. Young (2)(3)(4)(5)                61                 2003                         Director

-------------
(1) Member of Executive Committee
(2) Member of Audit Committee
(3) Member of Finance Committee
(4) Member of Underwriting Committee
(5) Member of Human Resources Committee
(6) Member of Nominating /Corporate Governance Committee


         John R. Anderson served as the president and owner of Cedarhill Consultants, Inc., an insurance consulting firm, as well as a sales consultant for the S&W Agency, Inc., an insurance agency, from January 1999 until his retirement in December 2001. From 1991 through December 1998, Mr. Anderson was a 50% owner of the Compain-Anderson Group, Inc., a general agency of Guardian Life Insurance Company.

         Glenn Angiolillo has served as president of GJA Corp., a consulting and advisory firm specializing in wealth management, since 1998. Previously, Mr. Angiolillo was a partner and member of the Management Committee in the law firm of Cummings & Lockwood where he concentrated in the areas of corporate law, mergers and acquisitions and banking and finance. Mr. Angiolillo serves on the board of directors of Farrel Corporation.

         John T. Baily served as the president of Swiss Re Capital Partners from 1999 until his retirement in 2002. Previously, Mr. Baily was a partner (1976-1999), national insurance industry chairman (1986-1998) and a member of the board of partners and its predecessor, the firm council (1986-1999), of the public accounting firm, Coopers & Lybrand where he led the insurance industry group. Mr. Baily serves on the board of directors of RLI Corp., Endurance Specialty, LTD and Erie Indemnity Company.

         David E. Hoffman served in a variety of positions with Accenture, the public consulting firm, from 1979 until his retirement in 2002. At the time of his retirement Mr. Hoffman was the Global Managing Partner of Accenture's banking, investment management and insurance industry practice.

         William J. Michaelcheck founded Mariner Investment Group, Inc., an affiliate of Mariner, in 1992 and continues to serve as the chairman of its board of directors. Previously, he was an executive vice president of Bear Stearns Companies Inc., the parent company of Bear, Stearns & Co. Inc., and a Senior Managing Director of Bear, Stearns & Co. Inc.

         William D. Shaw, Jr., became the Vice Chairman of the Company in May 2002. Since January 1, 2005 he has been employed by Mariner and is a member of its executive committee. He has been the managing member of Mariner LLC, an investment management company not directly affiliated with Mariner since 1999. From 1998 to 1999, Mr. Shaw served as chairman of the board of directors of Aubrey G. Lanston & Co. Inc., a securities broker-dealer, and also served as its president and chief executive officer from 1993 to 1998.

         Robert G. Simses has served as the Managing Partner of the law firm of Simses & Associates P.A. since 2001, where he practices in the area of estate and charitable planning, trust and estate administration and taxation. Previously, from 1981 to 2001 he was a partner in the law firm of Cummings & Lockwood, where he was the partner in charge of its Palm Beach, Florida office. In addition, since October 2002, Mr. Simses has served as the President and Chief Operating Officer of The William H. Pitt Foundation Inc.

         George R. Trumbull, III became the Chairman and the Chief Executive Officer of the Company in May and June 2002, respectively. He served as chairman of the board of directors and chief executive officer of Encompys, Inc., a software services provider, from February 2001 until May 2002. From September 1999 to February 2001, Mr. Trumbull was a private investor, and from May 1994 to September 1999, he served as chief executive officer of AMP Limited, an Australian insurance and asset management company. Since March 2003, Mr. Trumbull has also served as the non-executive chairman of Select Reinsurance Ltd., a Bermuda based reinsurance company.

         David W. Young has been a partner of Conning Capital Partners, a private equity/venture capital business since 1999. Previously from 1988 to 1999 he was the Chief Investment Officer of The Progressive Corporation.

                      COMMITTEES OF THE BOARD OF DIRECTORS

         NYMAGIC has six standing Committees of the Board of Directors, including an Audit Committee, an Executive Committee, a Finance Committee, a Human Resources Committee, a Nominating/Corporate Governance Committee and an Underwriting Committee. During 2004, the Board of Directors held 6 meetings. The Executive Committee, Audit Committee, Finance Committee, Nominating/Corporate Governance Committee, Human Resources Committee and Underwriting Committee held 0, 9, 4, 3, 1 and 3 meetings, respectively. During their service as members of the Board in 2004, each of the Company's Directors attended all meetings of the Board of Directors and at least 75% of the meetings of each Committee on which he served. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders but we encourage all Directors to attend. We make every effort to schedule our annual meeting of shareholders at a time and date to permit attendance by Directors. At our last annual meeting, which was held on May 26, 2004, of the nine Directors then in office, eight attended.

         Audit  Committee.   The  Audit  Committee  consists  of  the  following
Directors: Messrs. Glenn Angiolillo, John T. Baily, who is the Audit Committee's chairman and financial expert, David E. Hoffman and David W. Young. All Audit Committee members meet the independence criteria and have the qualifications set forth in the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee's responsibilities include (i) reviewing the Company's external and internal audit functions and the adequacy of its internal accounting and financial controls,
(ii) reviewing with the independent auditors their report on the Company's financial statements and (iii) reviewing the professional services proposed to be provided by the independent auditors and considering the possible effect of such services on their independence. The Board of Directors adopted a written charter under which the Audit Committee operates on February 26, 2004. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis. A copy of the charter of the Company's Audit
Committee is posted on our corporate website at www.nymagic.com. Mr. Baily serves on the audit committees of three public companies in addition to NYMAGIC, INC. and the Board of Directors has determined that such simultaneous service does not impair his ability to serve effectively on the Company's Audit Committee.

         The Audit Committee's procedures for the pre-approval of audit and permitted non-audit services are described in "Proposal No. 2: Ratification of the Appointment of Independent Public Accountants-Audit Committee Pre-Approval Policy."

         Executive Committee.  The Executive Committee consists of the following
Directors: Messrs. William D. Shaw, Jr., Robert G. Simses and George R. Trumbull, III. The Executive Committee may exercise all powers of the Board of Directors in the management of the business and affairs of the Company during intervals between meetings of the Board of Directors.

         Finance  Committee.  The Finance  Committee  consists of the  following
Directors: Messrs. John R. Anderson, William J. Michaelcheck, William D. Shaw, Jr., Robert G. Simses, and David W. Young. As noted above, Mr. Michaelcheck is the majority shareholder of Mariner and Mr. Shaw is a shareholder and employee of Mariner. As discussed in the section entitled "Certain Relationships and Related Transactions" the Company entered into an investment management agreement with Mariner pursuant to which Mariner is responsible for managing the Company's investment portfolio. The Finance Committee provides Mariner general investment direction and ensures that Mariner's investments are consistent with the Company's investment guidelines. The Finance Committee monitors and reviews the Company's financial position and investment policy. The Company's investment policy is reviewed quarterly and conforms to the requirements contained in the New York State Insurance Law and Regulations.

         Nominating/Corporate Governance Committee. The Nominating Committee consists of the following Directors: Messrs. John R. Anderson, Glenn Angiolillo and David E. Hoffman. All members of the Nominating/Corporate Governance Committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Nominating/Corporate Governance Committee is responsible for recommending qualified candidates for Director positions whose terms are to expire or are vacant. The Nominating/Corporate Governance Committee provides a report to the Board of Directors setting forth certain information about each candidate it is recommending. Any Director may recommend other candidates for available Director positions, provided that specified information about such candidates is given. The Nominating/Corporate Governance Committee will consider responsible recommendations by shareholders of candidates to be nominated as Directors of the Company. All such recommendations must be in writing and addressed to the Corporate Secretary of the Company at: Corporate Secretary, Shareholder Nominations, NYMAGIC, INC., 919 Third Avenue, New York, New York 10022. The submissions should include a current resume and curriculum vitae of the candidate and a statement describing the candidate's qualifications and contact information for personal and professional references and must include such information about the candidate that the Company would need to include in any proxy statement for the election of Directors as well as the consent of the candidate to being named in the proxy material and to serving if elected. The submission should also include a description of all arrangements or understandings between the submitting shareholder and the candidate. By accepting a shareholder recommendation for consideration, the Nominating/Corporate Governance Committee does not undertake to adopt or to take any other action concerning the recommendation or to give the proponent its reasons for any action or failure to act. Additional information concerning shareholder proposals is contained below under the caption "Submission of Shareholder Proposals and Discretionary Voting." The Board of Directors has adopted a written charter under which the Nominating/Corporate Governance Committee operates. The charter of the Nominating/Corporate Governance Committee is posted on our corporate website at www.nymagic.com.

         Human Resources Committee. The Human Resources Committee consists of the following Directors: Messrs. John R. Anderson, David E. Hoffman and David W. Young. All members of the Human Resources Committee members meet the independence criteria set forth in the listing standards of the New York Stock Exchange. The Human Resources Committee, formerly named the Stock Option and Compensation Committee, is charged with the administration of the Company's 1991 Stock Option Plan and the 1999 Phantom Stock Plan, as well as the review and approval of the Company's salary structure and benefit packages. Additional information concerning the administration of these plans and the policies of the Human Resources Committee is contained below under the caption "Report of the Human Resources Committee on Executive Compensation." The Board of Directors has adopted a written charter under which the Human Resources Committee operates. The charter of the Human Resources Committee is posted on our corporate website at www.nymagic.com.

         Underwriting Committee. The Underwriting Committee currently consists of the following Directors: Messrs. George R. Trumbull, III, John T. Baily, Robert G. Simses and David W. Young. The Underwriting Committee is responsible for ensuring that the Company follows the overall underwriting strategy as defined by management and the Board of Directors. The Underwriting Committee's duties include periodic reviews of the lines of business written by the Company, ensuring that pricing and risk selection criteria are adhered to by our underwriting staff, and making sure that the Company maintains high levels of experience and expertise in our underwriting staff.

         HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2004, the Human Resources Committee of the Board of Directors consisted of Messrs. John R. Anderson, David E. Hoffman, Robert G. Simses and David W. Young. Mr. Simses resigned from the committee in December 2004. No committee member had any interlocking relationships requiring disclosure under applicable rules and regulations.

         For a  description  of  certain  relationships  and  transactions  with
members  of  the  Board  of   Directors  or  their   affiliates,   see  "Certain
Relationships and Related Transactions."

                              CORPORATE GOVERNANCE

         Code of Business Conduct and Ethics. We have adopted a Code of Ethics for Senior Executive and Financial Officers as well as a Code of Business Conduct and Ethics for Directors, Officers and Employees. These codes of business conduct and ethics are designed to comply with Securities and Exchange Commission regulations and New York Stock Exchange corporate governance rules related to codes of conduct and ethics and are posted on our corporate website at www.nymagic.com. Copies of our Code of Ethics for Senior Executive and Financial Officers as well as our Code of Business Conduct and Ethics for Directors, Officer and Employees are available, free of charge, upon request directed to: General Counsel, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.

         Corporate Governance Guidelines. We have also adopted corporate governance standards to advance the functioning of our Board of Directors and its committees and to set forth the Board of Director's expectations as to how it should perform its functions. Our corporate governance standards are posted on our corporate website at www.nymagic.com.

         Shareholder Communications Policy. Our Board of Directors has adopted a policy with respect to shareholder communications with the Board of Directors. Shareholders and other interested parties may communicate directly with our Board of Directors or the non-management Directors. All communications should be in writing and should be directed to our Corporate Secretary at: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022. The sender should indicate in the address whether it is intended for the entire Board of Directors, the non-management Directors as a group or an individual Director. Each communication intended for the Board of Directors or non-management Directors received by the Corporate Secretary will be forwarded to the intended recipients in accordance with the existing instructions.

                            COMPENSATION OF DIRECTORS

         Directors who are not also officers of the Company receive Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan equivalent to $18,000 in Common Stock on the date of grant, except the Vice Chairman of the Board of Directors who receives Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan equivalent to $28,000 in Common Stock on the date of grant, as an annual retainer. Directors who are not also officers of the Company also have received options to purchase 10,000 shares of the Company's Common Stock. The Chairman of the Audit Committee of the Board of Directors and each member thereof receive additional annual retainers of $12,500 and $5,000, respectively, and the Chairmen of the Finance, Human Resources, Nominating/Corporate Governance and Underwriting Committees of the Board of Directors and the members of those committees receive additional annual retainers of $5,000 and $2,500, respectively. At the discretion of the individual Directors, their additional annual retainer fees for service as chairmen and members of committees of the Board of Directors may be deferred as Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Further, non-officer Directors are compensated an additional $1,750 for each meeting of the Board of Directors. All Directors serve on the boards of the Company's domestic subsidiaries, but are not separately compensated therefor. The Company's domestic subsidiaries consist of two insurance companies, New York Marine And General Insurance Company and Gotham Insurance Company, and three insurance underwriters and managers, Mutual Marine Office, Inc., Pacific Mutual Marine Office, Inc. and Mutual Marine Office of the Midwest, Inc.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The following table sets forth the name, position, age and year first elected for each of the persons currently serving as an executive officer of the Company. Each executive officer was elected in 2004 to serve until the meeting of the Board of Directors following the 2005 Annual Meeting or until his or her earlier death, resignation or removal. None of the Company's executive officers was selected pursuant to any form of agreement or arrangement including the Voting Agreement.



Name                                           Position                        Age          Year First Elected
----                                           --------                        ---          ------------------

George R. Trumbull, III        Chairman and Chief Executive Officer            60                  2002
A. George Kallop               Executive Vice President and Chief              59                  2002
                               Operating Officer
George F. Berg                 Senior Vice President Claims                    63                  1996
Mark W. Blackman               Chief Underwriting Officer                      53                  1988
Paul J. Hart                   Senior Vice President, General Counsel          54                  2002
                               and Secretary
Thomas J. Iacopelli            Senior Vice President, Chief Financial          44                  1989
                               Officer and Treasurer


         A description of the business experience of Mr. Trumbull appears above under the caption "Proposal No. 1: Election of Directors." Set forth below is a description of the business experience during the last five years of the other executive officers of the Company who are not directors.

         Mr. Kallop, who was a Director of the Company from May 2002 until May 2004, has been the Executive Vice President of the Company since May 2002 and was named to the additional position of Chief Operating Officer in February 2004. From 1999 to 2002, Mr. Kallop was a principal of Mariner Investment Group, Inc. a professional asset management company. Previously, Mr. Kallop was a managing director of Bear, Stearns & Co. Inc., a global investment banking, securities and brokerage firm, where he was employed from 1992 to 1999. Mr. Kallop has a contractual relationship with Mariner pursuant to which he provides consulting services to Mariner.

         Mr. Blackman, who was a Director of the Company from 1979 until May 2004, has been Chief Underwriting Officer of the Company since June 2002. He was employed by the Company or its subsidiaries from 1977 until September 1998 and was the President of the Company from 1988 until September 1998. From October 1998 until May 2002 Mr. Blackman was a private investor.

         Mr. Berg was Vice President Claims of the Company from 1996 until 2002 and he has been Senior Vice President Claims of the Company since 2002.

         Mr. Hart has been Senior Vice President, General Counsel and Secretary of the Company since 2002. Mr. Hart was the Chief Financial Officer and General Counsel of Encompys, Inc. a software services provider, from August 2001 through July 2002; from August 2000 through April 2001, he was Chief Financial Officer and General Counsel of Appian Bridge Corporation, a software services provider; and, from February 2000 through April 2000, he was a Vice President of Telecom Wireless Corporation, an Internet service provider.

         Mr. Iacopelli has been Chief Financial Officer of the Company since 1989 and was elected its Treasurer in 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth for the years indicated the annual compensation of the Chief Executive Officer and our other four most highly compensated executive officers, whom we refer to as the Named Executive Officers.



                           SUMMARY COMPENSATION TABLE

                                                                                          Long-Term
                                                                                        Compensation
                                             Annual Compensation (1)                        Awards
                                             -----------------------                        ------

            Name and                                                Other Annual    Securities Underlying        All Other
       Principal Position           Year  Salary ($)    Bonus ($)  Compensation ($)    Options (#)          Compensation ($)(2)
       ------------------           ----  ---------    ---------- ----------------     -----------          -------------------

George R. Trumbull, III             2004     525,000    134,000        10,096                -0-                185,291
Chairman and Chief Executive        2003     525,000    116,000        10,096                -0-                163,000
Officer (3)                         2002     306,250      -0-            -0-               50,000                30,000

Mark W.  Blackman                   2004     330,000    160,000         6,346                -0-                 20,500
Chief Underwriting Officer (4)      2003     330,000    135,000         6,346                -0-                 20,000
                                    2002     163,082      -0-            -0-               20,000                25,488

A. George Kallop                    2004     325,000    151,000         6,250                -0-                147,011
Executive Vice President and        2003     325,000    83,000          6,250                -0-                121,400
Chief Operating Officer (5)         2002     186,907      -0-             -0-              20,000                28,062

Thomas J. Iacopelli                 2004     200,000    80,000          3,846                -0-                 68,240
Senior Vice President               2003     200,000    41,500          3,846                -0-                 40,800
Chief Financial Officer and         2002     186,333    13,043          3,423              12,500                30,000
Treasurer

Paul J. Hart                        2004     225,000    50,000          4,327                -0-                 70,627
Senior Vice President,              2003     225,000    55,000          4,327                -0-                 20,000
General Counsel and Secretary (6)   2002     103,846      -0-           1,731              16,000                  -0-



-------------
(1) The annual compensation presented for 2004 represents the annual base salary paid during the fiscal year ended December 31, 2004, the annual bonus compensation that was paid in April 2005 in respect of fiscal year ended December 31, 2004 and the payment for sick days accumulated, but unused in 2004 and paid in 2005.
(2) The amounts shown in this column represent contributions made by the Company on behalf of each the officers listed in the amount of $20,500 pursuant to the terms of the Company's Profit Sharing Plan and Trust. In addition, the amounts shown with respect to Messrs. Trumbull, Kallop,
     Iacopelli  and  Hart  include  $164,791,   $126,511,  $47,740  and  $50,127
     respectively, representing the value of grants of 7,100, 5,300, 2,000 and 2,100 shares, respectively of the Company's Common Stock made in April 2005. Additional information concerning our Profit Sharing Plan and Trust is contained below under the caption "Retirement Plans."
(3) Mr. Trumbull became Chairman of the Board of Directors in May 2002 and was elected Chief Executive Officer in June 2002. Mr. Trumbull also receives certain compensation from Mariner in consideration for services provided to Mariner relating to NYMAGIC. See "Certain Relationships and Related Transactions."
(4) Mr. Blackman, who was previously President of the Company from 1988 through 1998, returned to the Company as its Chief Underwriting Officer in June 2002.
(5) Mr. Kallop became Executive Vice President in June 2002. Mr. Kallop also receives certain compensation from Mariner in consideration for services provided to Mariner relating to NYMAGIC. See "Certain
     Relationships and Related Transactions."

(6) Mr. Hart became General Counsel and Vice President in July, 2002 and September, 2002, respectively.

         EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         The Company does not maintain any employment contracts or termination of employment or change-in-control agreements with its executive officers, except severance agreements with Messrs. Iacopelli and Hart. Under his agreement, Mr. Iacopelli is entitled to a severance payment equal to one year's salary in the event of his discharge from employment within two years of the date of a sale of the Company. Mr. Hart is entitled to a severance payment equal to three months salary in the event of his discharge from employment without cause.

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

         No stock option grants were made to the persons named in the Summary Compensation Table in 2004.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


         The following table shows stock options exercised by persons named in the Summary Compensation Table in 2004, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and unexercisable stock options as of December 31, 2004. Also reported are values for "in-the-money" options that represent the spread between the exercise price of any such existing stock options and the year-end price of NYMAGIC Common Stock.



                                                                   Number of Securities              Value of Unexercised
                                                                  Underlying Unexercised           In-the-Money Options at
                                                              Options at Fiscal Year-End (#)(1)     Fiscal Year-End ($)(4)
                                                              ---------------------------------     ----------------------

                                    Shares
                                 Acquired on       Value
             Name                Exercise (#)   Realized ($)  Exercisable     Unexercisable    Exercisable     Unexercisable
             ----                ------------   ------------  -----------     -------------    -----------     -------------
George R. Trumbull, III (2)          -0-            -0-          25,000          25,000          270,750          270,750
A. George Kallop (3)                 -0-            -0-          10,000          10,000          108,300          108,300
Mark W. Blackman                     -0-            -0-          10,000          10,000          108,300          108,300
Thomas J. Iacopelli                 4,000          37,809        23,750           7,250          258,593          75,318
Paul J. Hart                         -0-            -0-          8,000            8,000          86,640           86,640

-----------
(1) All options were granted pursuant to the Company's 1991 Stock Option Plan and the Company's 2002 Non Qualified Stock Option Plan.
(2) In addition, Mr. Trumbull was assigned beneficial ownership of an option to purchase 450,000 shares of the Company's Common Stock pursuant to the terms of a letter agreement between him and Mariner dated April 12, 2005 in which he agreed to be bound to the terms of the Voting Agreement described under the caption "Changes in Control."
(3) In addition, Mr. Kallop was assigned beneficial ownership of an option to purchase 315,000 shares of the Company's Common Stock pursuant to the terms of a letter agreement between him and Mariner dated April 4, 2002 in which he agreed to be bound to the terms of the Voting Agreement described under the caption "Changes in Control."
(4) Amounts shown reflect the excess of the market value of the underlying Common Stock at year end based upon the $25.30 per share closing price reported on the New York Stock Exchange on December 31, 2004 over the exercise prices for the stock options. The actual value, if any, an executive may realize is dependent upon the amount by which the market price of Common Stock exceeds the exercise price when the stock options are exercised.

                      EQUITY COMPENSATION PLAN INFORMATION

         The  following   table  provides   information   about  the  securities
authorized for issuance under our equity compensation plans as of January 1, 2005.

               ===========================================================================================================
                                                                                                 Number of securities
                                                                                                remaining available for
                                             Number of securities to      Weighted-average       future issuance under
                                             be issued upon exercise     exercise price of        equity compensation
                                             of outstanding options,    outstanding options,       plans (excluding
                                               warrants and rights      warrants and rights     securities reflected in
                                                                                                      column (a))
                       Plan category                   (a)                      (b)                       (c)
               ----------------------------------------------------------------------------------------------------------
                 Equity compensation plans
                 approved by security
                 holders                             477,052                   $15.22                   627,300
               ----------------------------------------------------------------------------------------------------------
                 Equity compensation plans
                 not approved by security
                 holders                             15,000                    $0.00                      (1)
               ----------------------------------------------------------------------------------------------------------
                           Total                     492,052                  $ 14.75                   627,300
               ===========================================================================================================

-------------
(1) The Company's Phantom Stock Plan was terminated on December 3, 2003 and no further shares may be issued thereunder.

                                RETIREMENT PLANS

                Prior to May 31, 2003, the Company maintained two retirement plans for the benefit of employees: the Money Purchase Plan and the Profit Sharing Plan. Both plans provided for 100% vesting upon completion of two years of service. The Money Purchase Plan provided for a contribution equal to 7.5% of an employee's cash compensation, including bonuses, for each year of service during which the employee completed 1,000 hours of service and was employed on the last day of the plan year. The Profit Sharing Plan did not require any specific contribution, but any contribution made was subject to the restrictions set forth above for the Money Purchase Plan. Effective June 1, 2003, the Company combined the above two retirement plans into the Profit Sharing Plan and Trust. The new plan provides for an annual mandatory contribution of 7.5% of compensation, including bonuses, for each year of service during which the employee has completed 11 months of service and is employed on the last day of the plan year. An additional discretionary annual contribution of up to 7.5% of compensation may also be made by the Company. The new plan provides for 100% vesting upon completion of one year of service.

         The Company's contributions for 2004 under the Profit Sharing Plan and Trust were $20,500 for the benefit of each of Messrs. Trumbull, Kallop, Blackman, Iacopelli and Hart. The Company does not maintain any defined benefit retirement plans.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers, Directors and persons who beneficially own more than 10% of the Company's Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the Securities and Exchange Commission. Officers, Directors and greater than 10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports which they file.

         The Company prepares Section 16(a) reports on behalf of its officers and Directors and certain 10% stockholders based on the information provided by them. Based solely on a review of this information, copies of such forms furnished to the Company and written representations from the Company's officers, Directors and 10% stockholders, the Company believes that no Director, officer or beneficial owner of more than 10% of our Common Stock failed to file on a timely basis reports required pursuant to Section 16(a) of the Exchange Act with respect to 2004, except that a Form 4 required to be filed in January 2004 by the Louis B. Tollefson 2000 Florida Intangible Tax Trust dated 12/12/00 was filed late in March 2004 and that Forms 4 required to be filed in October 2004 by Messrs. Anderson, Angiolillo, Baily, Hoffman, Michaelcheck, Shaw, Simses and Young were filed late in April 2005.

                      SHARE INVESTMENT PERFORMANCE GRAPH *

         Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on shares of the Company's Common Stock against the cumulative total return of the $500 Million to $1 Billion Insurance Asset Index, which includes some of the Company's competitors, obtained from SNL Financial LC and the cumulative total return of the Russell 2000 Index, for the period of five fiscal years commencing December 31, 1999, and ending December 31, 2004, assuming $100 invested in the Company's Common Stock and in each index on December 31, 1999, and assuming reinvestment of dividends. The Common Stock price performance shown on the graph is not indicative of future price performance. We have included the Russell 2000 Index as a component of the Share Investment Performance Graph and we have eliminated the Standard & Poor's 500 Index from the Share Investment Performance Graph that we used in our 2004 Proxy Statement. We believe the addition of the Russell 2000 Index and the elimination of the Standard & Poor's Index provides a more appropriate basis for comparison of our Share Investment Performance.

                                  NYMAGIC, INC.

                                [GRAPHIC OMITTED]



--------------------------------------------------------------------------------
                                                            SNL $500M-$1B
                                                         Insurance Asset-Size
                  NYMAGIC, INC.     Russell 2000                 Index
--------------------------------------------------------------------------------
   1999               100               100                     100

   2000             146.96             96.98                   132.14

   2001             127.42             99.39                   139.11

   2002             154.03             79.03                   150.65

   2003             219.51            116.38                   208.86

   2004             204.52            137.71                   253.94


--------

* The price performance comparison information in the table is not "solicitation material," is not deemed filed with the Commission and is not incorporated by reference in any filing of the Company under the Securities Act of 1933 (the "Securities Act" or the Exchange Act) whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

                     REPORT OF THE HUMAN RESOURCES COMMITTEE
                           ON EXECUTIVE COMPENSATION *

         The Human Resources Committee of the Board of Directors (the "Committee") meets periodically and reviews certain aspects of the Company's compensation as it affects executive and non-executive employees. Four of our Directors, Messrs. John R. Anderson, David E. Hoffman, Robert G. Simses and David W. Young were members of the committee in 2004. Mr. Simses, however, resigned from the committee in December 2004. The Committee's review procedures during 2004 are summarized below:

         Executive Officer Compensation. The executive compensation program is designed to promote an alignment of shareholder and management interests in the long-term success of the Company, as well as to assist the Company in its efforts to attract, motivate and retain key executives.

         Overall Pay Positioning. The Company positions its total direct compensation (aggregate base salary plus annual (short-term) and long-term incentive compensation) at levels that are competitive with companies in the insurance and insurance brokerage industries. The Company develops compensation data for all employees utilizing national and regional surveys for the insurance and insurance brokerage industries. The Company's executive and senior officer positions are matched to comparable survey positions and compensation data. The Committee uses such survey data in connection with reviewing salaries on an individual basis. The objective is to provide each such executive and senior officer with sufficient compensation to cause him or her to maintain continued employment with the Company.

         Components of Compensation. Base Salary: Base Salary levels are reviewed annually by the Committee and are determined by evaluating (a) the individual executive's level of experience, on-going performance and the responsibilities associated with the particular position, and (b) levels and trends in base salary levels in the insurance and insurance brokerage industries generally. It is the Committee's objective to maintain quality management without increasing the Company's salary expense beyond the median range indicated by the compensation surveys. The Company evaluates executive and senior officer performance based upon criteria it deems appropriate for the industry and markets within which the Company competes along with the Company's needs and the recommendations of the Company's current Chairman and Chief Executive Officer.

         Annual Incentives. Annual incentive awards, like base salary levels, are set with reference to competitive conditions and intended to motivate executives by providing bonus payments based on the Company's and the individual's performance.

         Equity Incentives. The principal purpose of the equity incentive compensation program is to encourage the Company's executives to enhance the value of the Company and its outstanding Common Stock. The long-term incentive component of the compensation system (through extended vesting) is designed to create retention incentives for the individual. In recent years long-term incentives have been awarded through a combination of stock options and phantom stock awards. In addition to stock options, our Amended and Restated 2004 Long-Term Incentive Plan provides for the award of restricted stock, unrestricted stock, stock appreciation rights and performance units. At the time of the grant the Committee determines the appropriate mix of the various types of awards to executives. These decisions are based upon an analysis of the practices of the companies included in the industry surveys, the Company's goal of targeting long-term awards at levels competitive with companies in the insurance and insurance brokerage industries and the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company's strategic efforts.

         Chief Executive Officer Compensation. The Committee reviewed the compensation level of the current Chairman and Chief Executive Officer in conjunction with the information developed from industry surveys. The Committee compared the current salary of the Chairman and Chief Executive Officer with the salaries of executives in similar positions in the insurance industry. It is the Committee's objective to maintain a salary level for the Chief Executive Officer that is consistent with the mid-point range of such salaries. The Committee also considered the Company's performance in determining each element of the Chairman and Chief Executive Officer's compensation.


--------

* The material in this report is not "solicitation material", is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

         In evaluating the Company's performance in 2004, the Committee considered the Company's net earnings, the growth in gross premiums from the Company's core lines of business, the Company's expansion into new lines of business, the strengthening of the Company's staff in the areas of underwriting, finance and operations, the Company's loss ratio for 2004, the increase in the Company's shareholders' equity, the raising of $98.8 million in net proceeds from the Company's issuance of $100 million in 6.5% senior notes, the favorable settlement of corporate litigation, the strong cash collections on reinsurance receivables, the restructuring of the Company's Board of Directors, and the Company's timely and successful completion of its Sarbanes-Oxley audit on internal control structure and procedures for financial reporting.

         Based on the Committee's assessment of Mr. Trumbull's and the Company's performance in 2004, in April 2005, Mr. Trumbull was awarded a cash bonus of $134,000 and an award of unrestricted stock under the Company's Amended and Restated 2004 Long-Term Incentive Plan having a value on the date of grant of $164,791. In connection with the Committee's review of Mr. Trumbull's performance and his compensation, the Committee was aware of and considered the fact that Mr. Trumbull received certain compensation from Mariner in consideration for services rendered to Mariner relating to the Company. The Committee also considered compensation paid by Mariner to Mr. Kallop in reviewing his performance and compensation. See "Certain Relationships and Related Transactions."

         The Company has reviewed the provisions of the Internal Revenue Code of 1986, as amended, and related regulations of the Internal Revenue Service which limit the deductibility of executive compensation paid to the Chief Executive Officer and certain other executive officers to the extent such compensation exceeds $1,000,000 in any year and does not qualify for an exception under the statute or regulations. The Committee does not believe that annual cash compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and has therefore concluded that no action with respect to qualifying such compensation for deductibility is necessary at this time. The Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation in the future.


                                                         RESPECTFULLY SUBMITTED,

                                                   THE HUMAN RESOURCES COMMITTEE

                                                                John R. Anderson
                                                                David E. Hoffman
                                                                Robert G. Simses
                                                                  David W. Young

                        REPORT OF THE AUDIT COMMITTEE(1)

         The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee currently consists of four Directors who have been appointed by the Board of Directors, including Messrs. Glenn Angiolillo, John T. Baily (chairman and financial expert), David E. Hoffman and David W. Young. The Audit Committee members are independent within the meaning of the applicable New York Stock Exchange listing standards and Rule 10A-3 under the Exchange Act. Mr. Baily is qualified as an audit committee financial expert within the meaning of Item 401(h) of Regulation S-K under the Exchange Act and the Board of Directors has determined that he has the accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange. The Audit Committee is governed by the Charter of the Audit Committee that has been adopted by the Board of Directors. The Board of Directors reviews and assesses the adequacy of the charter of the Audit Committee on an annual basis.

         Management  is  responsible  for  the   development,   maintenance  and
assessment of the Company's internal control structure and procedures for financial reporting. KPMG LLP, the Company's independent accountants, are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards, for issuing a report thereon and for auditing, attesting to management's assessment of and reporting on the Company's maintenance of effective internal controls and procedures for financial reporting. The Audit Committee's responsibility is to monitor and oversee the foregoing functions.

         In connection with these responsibilities, the Audit Committee met with management and the independent accountants to review and discuss the Company's audited financial statements for the year ended December 31, 2004. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). KPMG LLP have provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and the Audit Committee discussed with KPMG LLP that firm's independence.

         Management and KPMG LLP, our independent public accountants, have represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles in the United States, that they include management's assessment of the effectiveness of the Company's internal controls and procedures for financial reporting and the independent auditors' attestation of management's assessment of, as well as an affirmative report on, the effectiveness of the Company's internal control structure and procedures for financial reporting. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

         Based upon the reviews and discussions described in this Audit Committee Report, the Audit Committee recommended to the Board of Directors of the Company that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

                                                    RESPECTFULLY SUBMITTED,

                                                    THE AUDIT COMMITTEE

                                                    Glenn Angiolillo
                                                    John T. Baily, Chairman
                                                    David E. Hoffman
                                                    David W. Young


--------

(1) The material in this report is not "solicitation material", is not deemed filed with the Commission, and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


         The following table sets forth information as of April 12, 2005, regarding persons, entities or groups, as such term is defined in Section 13 of the Exchange Act, known to the Company to be the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock.



                                                       Amount and Nature             Percent of Common Stock
Name                                                      of Ownership                   Outstanding (1)
----                                                      ------------                   -----------
Lionshead Investments, LLC                                  475,000(2)                        5.45%
    41 Wee Burn Lane
    Darien, CT 06820

Mark W. Blackman                                            925,000(3)                       10.62%
       80 Deepwood Road
       Darien, CT  06820

Botti Brown Asset Management, LLC                           582,800(4)                        6.70%
    One Montgomery Street, Suite 3300
    San Francisco, CA 94104

Dimensional Fund Advisors, Inc.                             524,650(5)                        6.02%
    1299 Ocean Avenue - 11th Floor
    Santa Monica, CA 90401

Mariner Partners, Inc., et al.                            2,365,000(6)                       27.15%
    780 Third Avenue - 16th Floor
    New York, NY 10017

Royce & Associates, Inc.                                    959,900(7)                       11.02%
    1414 Avenue of the Americas
    New York, NY 10019

CCP Fund Managers, LLC                                    1,000,000(8)                       10.98%
    City Place II
    185 Asylum Street
    Hartford, CT 06103

Louise B. Tollefson 2000 Florida Intangible                 863,411(9)                        9.91%
Tax Trust
    c/o Robert G. Simses, Trustee
    Simses & Associates P.A.
    400 Royal Palm Way, Suite 304
    Palm Beach, FL 33480

Louise B. Tollefson                                         952,529(10)                      10.94%
    18665 S.E. Village Circle
    Tequesta, FL 33469

Morgan Stanley                                              489,863(11)                       5.62%
       1585 Broadway
       New York, NY 10036

---------------------
(1) Based upon 8,709,363 shares of Common Stock issued and outstanding as of April 12, 2005, except as to CCP Fund Managers, LLC, for which the percent of Common Stock issued and outstanding is based upon 9,109,363 shares and assumes that its options to purchase 500,000 shares (400,000 of which would be issued by the Company), which are included in its total of 1,000,000 shares beneficially owned, are exercised and that the Company issues such shares.
(2) The managing members of Lionshead Investments, LLC ("Lionshead Investments") formerly named Blackman Investments, LLC, are Mr. John N. Blackman Jr., a member of our Board of Directors from 1975 until May 2004, and Mr. Blackman's spouse. Mr. Blackman disclaims beneficial ownership of the shares held by Lionshead Investments. Lionshead Investments is a party to the Voting Agreement regarding the listed shares as described below under the caption "Changes in Control."
(3) Includes 10,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options.
(4) Based on a Schedule 13G/A dated and as filed with the Securities and Exchange Commission on February 15, 2005. Botti Brown Asset Management, LLC, an investment advisor registered under the Investment Advisers Act of 1940 ("BBAM"), shares voting and dispositive power with John D. Botti, the controlling member of BBAM, with respect to all of the shares listed above. The listed shares are held by clients of BBAM who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, those shares.

(5) Based on a Schedule 13G/A dated and as filed with the Securities and Exchange Commission on February 9, 2005. Dimensional Fund Advisers, Inc., an investment advisor registered under the Investment Advisers Act of 1940 ("Dimensional"), has sole voting and dispositive power with respect to all of the shares listed above. The listed shares are held by investment companies registered under the Investment Company Act of 1940, and by trusts and separate accounts for which Dimensional acts as investment advisor. Dimensional disclaims beneficial ownership of all of these shares.
(6) Based on a Schedule 13D/A dated January 25, 2005 and as filed with the Securities and Exchange Commission on February 1, 2005. Mariner, together with 1) Mr. Mark W. Blackman, a member of our Board of Director from 1979 until May 2004; 2) Lionshead Investments; 3) Mr. John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, as co-trustee of Blackman Charitable Remainder Trust ("Blackman Co-Trust") (with the approval of his spouse as co-trustee of Blackman Co-Trust) and 4) Mr. Robert G. Simses, a member of our Board of Directors, as trustee of Louise
     B. Tollefson 2000 Florida Intangible Tax Trust ("2000 FITT") and Louise B. Blackman Tollefson Family Foundation ("Foundation") and as co-trustee of Louise B. Tollefson Charitable Lead Annuity Trust ("CLAT") and Bennett H. Tollefson Charitable Lead Unitrust ("CLUT") (with the approval of First Union National Bank n/k/a Wachovia Bank, N.A. as co-trustee of CLAT and
     CLUT), entered into the Voting Agreement and, collectively, share voting and dispositive power over all 2,365,000 shares of Common Stock currently subject to the Voting Agreement and may be deemed to constitute a "group" as that term is used under Section 13 of the Exchange Act. Information concerning the Voting Agreement is described below under the caption "Changes in Control." Mr. Mark W. Blackman's address is: C/O NYMAGIC, INC. 919 Third Avenue, New York, NY 10022; Lionshead Investment's and Mr. John
     N. Blackman Jr.'s address is: 41 Wee Burn Lane, Darien, CT 06820; and Mr. Simses' address is: Simses & Associates P.A., 400 Royal Palm Way, Suite 304, Palm Beach, FL 33480.
(7) Based on a Schedule 13G/A dated and filed with the Securities and Exchange Commission on February 1, 2005. Royce & Associates, Inc., is an investment advisor registered under the Investment Advisers Act of 1940, has sole voting and dispositive power with respect to all of these shares.
(8) Based on a Schedule 13D/A dated filed with the Securities and Exchange Commission on January 18, 2005 jointly by David W. Young, CCP Fund
     Managers, LLC ("CCPFM"), Conning Investment Partners VI, LLC ("Conning Investment") and Conning Capital Partners VI, L.P. ("CCPVI"). CCPFM, by virtue of being the manager member of Conning Investment, may be deemed to indirectly beneficially own the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 500,000 of which are subject to options), Conning Investment, by virtue of being the general partner of CCPVI, may be deemed to indirectly beneficially own the 1,000,000 shares of Common Stock directly beneficially owned by CCPVI (500,000 of which are owned and 500,000 of which are subject to options). CCPVI has direct beneficial ownership of 1,000,000 shares of Common Stock (500,000 of which are owned and 500,000 of which are subject to options).
(9) Mr. Robert G. Simses, trustee of 2000 FITT and a member of our Board of Directors, disclaims beneficial ownership of the listed shares. Mr. Simses, as trustee of 2000 FITT, has entered into the Voting Agreement regarding the shares held by 2000 FITT as described below under the caption "Changes in Control."
(10) Includes 5,262 shares held by Mrs. Tollefson, 863,411 shares held by Mr. Robert G. Simses, a member of our Board of Directors, as trustee of 2000 FITT and 83,856 shares held by the Louise B. Tollefson and Bennett H. Tollefson Charitable Remainder Unitrust.
(11) Based on a Schedule 13G dated and filed with the Securities and Exchange Commission on February 15, 2005. Morgan Stanley, an investment advisor registered under the Investment Advisers Act of 1940, beneficially owns all of these shares and has sole voting and dispositive power over 479,727 shares and shared voting and dispositive power over 636 shares.

         The determination that there were no other persons, entities or groups, as such term is defined in Section 13 of the Exchange Act known to the Company to beneficially own more than 5% of the Common Stock was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information as of April 12, 2005, with respect to the issued and outstanding shares of Common Stock beneficially owned by each Director of the Company, each Director nominee each Named Executive Officer, each executive officer, and all Directors and executive officers of the Company as a group. Shares of Common Stock that may be acquired by an individual within 60 days of April 12, 2005, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as otherwise noted, each person listed in the table owns all shares directly and has sole voting and investment power with respect to such shares.


                                                     Amount and Nature          Percent of Common Stock
Name                                                   of Ownership                 Outstanding (1)
----                                                   ------------                 ------------
John R. Anderson                                          7,687 (2)                        *
Glenn Angiolillo                                          6,177 (3)                        *
John T. Baily                                             6,831 (4)                        *
John N. Blackman, Jr.                                   550,000 (5)                      6.32%
Mark W. Blackman                                      1,025,000 (6)                     11.77%
David E. Hoffman                                          3,851 (7)                        *
Thomas J. Iacopelli                                      26,800 (8)                        *
A. George Kallop                                        334,200 (9)                      3.84%
William J. Michaelcheck                               1,805,946 (10)                    20.74%
William D. Shaw, Jr.                                     14,808 (11)                       *
Robert G. Simses                                        908,633 (12)                    10.43%
George R. Trumbull, III                                 487,600 (13)                     5.60%
David W. Young                                            5,831 (14)                       *
George F. Berg                                               -0-                           *
Paul J. Hart                                             10,100 (15)                       *
All Directors, and executive officers as a group
(15 persons)                                          2,628,464 (16)                    30.18%

-----------------------
* Less than 1% of issued and outstanding Common Stock.

(1) Based upon 8,709,363 shares of Common Stock issued and outstanding as of April 12, 2005.
(2) Includes 5,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options and 831 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan
(3) Includes 5,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options and 1,177 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.
(4) Includes 5,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options and 831 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.
(5) Includes 75,000 shares held by the Blackman Co-Trust for the benefit of Mr. Blackman's spouse and children for which Mr. Blackman and his spouse are co-trustees, 475,000 shares held by Lionshead Investments, LLC for which Mr. Blackman and his spouse are managing members. Mr. Blackman disclaims beneficial ownership over all such shares. Lionshead Investments and Mr. Blackman, as co-trustee of the Blackman Co-Trust (with the approval of his spouse as co-trustee of Blackman Co-Trust), are parties to the Voting Agreement regarding the shares held by Lionshead Investments and Blackman Co-Trust as described below under the caption "Changes in Control."
(6) Includes 50,000 shares held by trusts for the benefit of Mr. Blackman's children, 50,000 shares held by Mr. Blackman's spouse and 10,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options; Mr. Blackman disclaims beneficial ownership over such shares other than those that may be acquired by the exercise of options. Mr. Blackman is a party to the Voting Agreement regarding 915,000 shares held by Mr. Blackman as described below under the caption "Changes in Control."
(7) Includes 2,500 shares that may be acquired within 60 days of April 12, 2005 and 1,351 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.
(8) Includes 23,750 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options.
(9) Includes 10,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options. On April 4, 2002, Mariner entered into an agreement with Mr. Kallop, pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 315,000 shares of Common Stock by agreeing to hold a portion of the Voting Agreement option covering 315,000 shares of NYMAGIC as nominee for Mr. Kallop, who agreed to be bound to the terms of the Voting Agreement. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Kallop see "Certain Relationships and Transactions." Information concerning the Voting Agreement is described below under the caption "Changes in Control."
(10) Includes 5,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options and 946 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. Mariner has an option pursuant to the Voting Agreement to purchase up to and including 1,800,000 shares of Common Stock from certain Company shareholders at any time and from time to time and all such shares are shown as beneficially owned by Mr. Michaelcheck. No other shares subject to the Voting Agreement are included. Additional information concerning the Voting Agreement is described below under the caption "Changes in Control."
(11) Includes 5,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options and 1,408 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.
(12) Includes 863,411 shares held by Mr. Simses as trustee of 2000 FITT and 38,591 shares held as trustee of the Foundation. Mr. Simses has sole voting and dispositive power over the shares held in the 2000 FITT and the Foundation. Mr. Simses disclaims beneficial ownership of the shares held by 2000 FITT and the Foundation. Mr. Simses as trustee of 2000 FITT and the Foundation is a party to the Voting Agreement regarding 861,409 shares held by 2000 FITT and the shares held by the Foundation as described below under the caption "Changes in Control." Also includes 5,000 shares, which may be acquired within 60 days of April 12, 2005 through the exercise of options, and 1,177 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan.
(13) Includes 25,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options. On April 12, 2005, Mariner entered into an agreement with Mr. Trumbull pursuant to which Mariner assigned to him beneficial ownership of an option to purchase 450,000 shares of Common Stock by agreeing to hold a portion of the Voting Agreement option covering 450,000 shares of NYMAGIC as nominee for Mr. Trumbull, who agreed to be bound to the terms of the Voting Agreement. The Company is not a party to this agreement. For a more detailed discussion of the agreement between Mariner and Mr. Trumbull see "Certain Relationships and Transactions." Information concerning the Voting Agreement is described below under the caption "Changes in Control."
(14) Includes 5,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options and 831 Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan, but excludes 500,000 shares of Common Stock held by CCPVI and 500,000 shares of Common Stock which may be acquired CCPVI within 60 days of April 12, 2005 through the exercise of options. As set forth above in footnote (8) to the table "Security Ownership of Certain Beneficial Owners," such shares are beneficially owned by CCPVI, a limited partnership. Mr. Young, who is a member of Conning Investment, the general partner of CCPVI, disclaims beneficial ownership of such shares.
(15) Includes 8,000 shares that may be acquired within 60 days of April 12, 2005 through the exercise of options.
(16) Of the 2,628,464 shares listed as beneficially owned by all Directors and executive officers as a group, 114,250 shares represent shares which could be acquired within 60 days of April 12, 2005, upon exercise of options and 8,552 shares represent Deferred Share Units under the NYMAGIC, INC. Amended and Restated 2004 Long-Term Incentive Plan. These shares are included in the total number of outstanding shares for the purpose of determining the percentage of Common Stock beneficially owned by all Directors and executive officers as a group. The listed shares do not include the 1,800,000 shares shown as beneficially owned by Mr. Michaelcheck because those shares represent shares that Mariner may acquire from certain other shareholders listed in the table above at any time and from time to time pursuant to the Voting Agreement; if those shares were acquired by Mariner the total shareholdings of those other shareholders would be reduced correspondingly. For a similar reason, the listed shares do not include 315,000 of the shares shown as beneficially owned by Mr. Kallop and 450,000 shares shown as beneficially owned by Mr. Trumbull, because such shares represent a portion of the purchase option of Mariner under the Voting Agreement. Information concerning the Voting Agreement is described below under the caption "Changes in Control."

                               CHANGES IN CONTROL

         Pursuant to the Voting Agreement dated February 20, 2002, as amended March 1, 2002, January 31, 2003, March 12, 2003 and February 24, 2004:

         1) Mariner;

         2) Mr. Mark W. Blackman, the Company's Chief Underwriting Officer and a member of our Board of Directors from 1979 until May 2004;

         3) Lionshead Investments;

         4) Mr. John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, as co-trustee of the Blackman Co-Trust (with the approval of his spouse as co-trustee of Blackman Co-Trust); and,

         5) Mr. Robert G. Simses, a member of our Board of Directors, as trustee of 2000 FITT and Foundation and as co-trustee of CLAT and CLUT (with the approval of First Union National Bank n/k/a Wachovia Bank, N.A. as co-trustee of CLAT and CLUT)

have agreed to certain matters as described below with respect to the shares held by Mr. Mark W. Blackman, Lionshead Investments, Blackman Co-Trust, 2000 FITT, Foundation, CLAT and CLUT. Additional information concerning the shares held by Mr. Mark W. Blackman, Lionshead Investments, Blackman Co-Trust, 2000 FITT, Foundation, CLAT and CLUT is contained above under the captions "Security Ownership of Certain Beneficial Owners" and "Security Ownership of Management." Mr. Mark W. Blackman, Mr. John N. Blackman, Jr. (together with Lionshead Investments) and Mr. Robert G. Simses are referred to below as the three "Participating Shareholders" under the Voting Agreement.

         Voting. By entering into the Voting Agreement, the Participating Shareholders authorized Mariner, with the approval of any two of the three Participating Shareholders, to vote all Voting Shares at all shareholder meetings and adjournments thereof or on any action or approval by written consent of the Company's shareholders. If any two of the three Participating Shareholders fail to approve a vote by Mariner on any matter, Mariner will not vote on that matter, but (except as set forth below) Mariner's not voting with respect to any matter as a result of the provisions of the Voting Agreement will not entitle the Participating Shareholders to instead vote their respective Voting Shares on that matter. However, for matters involving 1) the merger or consolidation of the Company, 2) the sale of all or substantially all of the Company's assets, 3) the Company's dissolution and/or liquidation and 4) any recapitalization or stock offering of the Company (each, a "Significant Event"), if any two of the three Participating Shareholders fail to approve a vote by Mariner on a Significant Event, Mariner will not vote on that matter, but Participating Shareholders may instead vote their respective Voting Shares regarding the Significant Event.

         Nominations to the Board of Directors. Under the Voting Agreement as amended, Mariner can nominate three candidates for election to the Company's Board of Directors, each Participating Shareholder is entitled to nominate one candidate and the Chief Executive Officer of the Company is entitled to nominate three candidates for a total of nine nominees. Provided that they are legally qualified to serve as Directors, Mariner is obligated to vote the Voting Shares in favor of the Participating Shareholders' nominees. For this Annual Meeting, Mariner has nominated Messrs. William J. Michaelcheck, William D. Shaw, Jr., and George R. Trumbull, III; the Participating Shareholders have nominated Messrs. John R. Anderson, Glenn Angiolillo and Robert G. Simses; and, the Chief Executive Officer has nominated Messrs. John T. Baily, David E. Hoffman and David W. Young. The Nominating Committee recommended to the Board that each of these candidates be nominated for election to the Board at the Annual Meeting and the Board of Directors nominated all of these candidates for election to the Board.

         Option. The Voting Agreement also gives Mariner the right to purchase up to 1,800,000 shares of our Common Stock from the Participating Shareholders. The option exercise price per share is based on the date the option is exercised. At the time the Voting Agreement was signed, the option exercise price was $19.00, with the exercise price increasing $0.25 per share every three months, subject to deduction for dividends paid. The current exercise price is $21.46 per share. Generally, Mariner's option will expire 30 days after the termination of the Voting Agreement. However, if the Voting Agreement is terminated prior to February 15, 2007 by unanimous written notice from the Participating Shareholders, then the option will continue in full force and effect until the close of business on February 15, 2007, unless the termination was due to gross negligence or willful misconduct by Mariner that causes or is reasonably likely to cause direct, substantial and provable damage to NYMAGIC, in which case the option will terminate concurrently with the termination of the Voting Agreement.

         Transferability of the Option The option granted to Mariner is not transferable except in the following instances, with the assignee agreeing to be bound to the Voting Agreement. Mariner is permitted to assign the option, in whole or in part, to any one or more of William J. Michaelcheck, William D. Shaw, Jr., George R. Trumbull, III and A. George Kallop or any other individual employed by or acting as a consultant for Mariner in connection with NYMAGIC. With the written consent of at least two Participating Shareholders, Mariner or any assignee as described above is permitted to assign the option, in whole or in part, to any one or more other persons. On April 4, 2002, Mariner entered into an agreement with each of William D. Shaw, Jr., our Vice Chairman, and A. George Kallop, our Executive Vice President and Chief Operating Officer, pursuant to which Messrs. Shaw and Kallop each was assigned beneficial ownership of an option covering 315,000 shares of NYMAGIC. The agreement between Mr. Shaw and Mariner was, however, subsequently terminated. On April 12, 2005 Mariner entered into an agreement with Mr. Trumbull, our Chairman and Chief Executive Officer, pursuant to which he was assigned beneficial ownership of an option covering 450,000 shares of NYMAGIC.

         Termination. The Voting Agreement will terminate upon the earliest to occur of: February 15, 2007; the merger or consolidation of NYMAGIC into another corporation; the sale of all or substantially all its assets or its dissolution and/or its liquidation; immediately upon the resignation of Mariner; or upon written notice of termination to Mariner from all of the Participating Shareholders.

         Subject to the Company's By-Laws, any Participating Shareholder may, acting reasonably, at any time and from time to time replace any Director nominated by him or nominate a successor and Mariner is obligated to use reasonable efforts to elect and vote the Voting Shares in favor of the Participating Shareholder's replacement Director or successor. Mariner may not without the consent of a Participating Shareholder, vote the Voting Shares to remove a Director nominated by that Participating Shareholder. Additional information concerning all nominees to the Board of Directors is provided above under the caption "Proposal No. 1: Election of Directors."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company had gross premiums of $13.8 million in 2004, written through I. Arthur Yanoff & Co, Ltd. and Yanoff South Inc., insurance brokerages at which Glenn R. Yanoff, a member of our Board of Directors from 1999 until May 2004 and currently a director of the Company's insurance subsidiaries, is a vice president and insurance underwriter. In connection with the placement of such business, gross commission expenses of $2,363,000 were incurred by the Company on these transactions. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis. In addition, Mr. Yanoff is paid a retainer of $30,000 to sit on the boards of directors of the Company's insurance subsidiaries.

         The Company entered into an investment management agreement with Mariner effective October 1, 2002 that was amended and restated on December 6, 2002 (the "Investment Management Agreement"). Under the terms of the Investment Management Agreement, Mariner manages the Company's investment portfolio. Fees to be paid to Mariner are based on a percentage of the investment portfolio as follows: .20% of liquid assets, .30% of fixed maturity investments and 1.25% of limited partnership (hedge fund) investments. William J. Michaelcheck, a Director of the Company, is Chairman, Chief Executive Officer and majority shareholder of Mariner. George R. Trumbull, III, Chairman, Chief Executive Officer and a Director of the Company, A. George Kallop, Executive Vice President and Chief Operating Officer of the Company, and William D. Shaw, Jr., Vice Chairman and a Director of the Company, are also associated with Mariner. Investment fees incurred in 2004 under the Investment Management Agreement with Mariner were $3,165,030. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis. The investment management fees paid to Mariner were arrived at through negotiations between the Company and Mariner. All then current Directors participated in the discussion of the Investment Management Agreement. In accordance with the Company's conflict of interest policy, the Investment Management Agreement was approved by an independent committee of the Company's Board of Directors, which consisted of all Directors who were neither Mariner affiliates nor Participating Shareholders under the Voting Agreement.

         In 2003, the Company entered into a limited partnership hedge fund agreement with a Mariner affiliated company. In 2003, the Company made an investment of $11.0 million, representing a 100% interest, in this limited partnership hedge fund (Tiptree), which is consolidated in the Company's financial statements. An additional investment of $4.65 million was made in Tiptree in 2004, and the Company is committed to providing an additional $4.35 million to Tiptree. Tiptree invests in collateralized debt obligations. Under the provisions of the agreement, the Mariner affiliated company is entitled to 50% of the net profit realized upon the sale of certain collateralized debt obligations held by the Company. Investment expenses incurred and payable under this agreement at December 31, 2004 amounted to $1,459,255 and were based upon the fair value of those securities held and sold during 2004. The limited partnership agreement also provides for other fees payable to the manager based upon the operations of the hedge fund. There were no other fees incurred through December 31, 2004. The Company cannot withdraw funds from this limited partnership for a minimum period of three years without the consent of the hedge fund manager. The Company believes that the terms of the foregoing transactions are not less favorable than could be obtained by the Company from unrelated parties on an arms-length basis.

         As of December 31, 2004 the Company held $5.4 million in limited partnership interests in hedge funds, which are managed by Mariner.

          In accordance with the terms of the letter agreement between Mariner and Mr. Kallop, our Executive Vice President and Chief Operating Officer, dated April 4, 2002, Mr. Kallop is entitled to receive 15% of total fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC. Mr. Kallop earned $489,094 for services rendered to Mariner in 2004.

          Mr. Shaw, a member of our Board of Directors and Vice Chairman, is an employee, and a shareholder of less than 5%, of Mariner. Mr. Shaw earned $886,792 from Mariner as a distribution of fees earned by Mariner in connection with the Investment Management Agreement in 2004. From 2002 until 2004 Mr. Shaw was a party to an agreement with Mariner pursuant to which he was entitled to receive a portion of fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner in connection with the Investment Management Agreement and under which Mariner assigned him beneficial ownership of an option covering 315,000 shares of NYMAGIC Common Stock. In 2004 Mr. Shaw waived his interest in the option and that agreement was terminated.

         The Company provided Mr. Shaw, who is our Vice Chairman, a bonus in April 2005 consisting of $83,000 in cash and 4,500 shares of Common Stock in consideration of his management contributions to the Company in 2004. On April 6, 2005 the Company and Mr. Shaw entered into an agreement pursuant to which Mr. Shaw provides certain consulting services to the Company in connection with its asset management strategy in consideration of $100,000 annually, plus a bonus to be awarded upon the recommendation of the Chief Executive Officer and at the sole discretion of the Human Resources Committee.

         Our Chairman and Chief Executive Officer, George R. Trumbull, III, who was a shareholder of Mariner in 2004, earned $524,000 from Mariner as a distribution of fees earned by Mariner in connection with the Investment Management Agreement in 2004. Effective January 1, 2005, Mr. Trumbull is no longer a shareholder of Mariner. On April 12, 2005, Mr. Trumbull entered into an agreement with Mariner pursuant to which he is entitled to receive 15% of total annual fees paid by the Company to Mariner as compensation in consideration of services provided to Mariner relating to NYMAGIC and under which he was assigned beneficial ownership of an option covering 450,000 shares of NYMAGIC.

         On January 7, 2005, the Company entered into a Stock Purchase Agreement pursuant to which the Company purchased from certain of its shareholders a total of 1,092,735 shares of the Company's common stock at $24.80 per share. The selling shareholders were (i) Mark W. Blackman, a member of our Board of Directors from 1979 until May 2004 and currently the Company's Chief
Underwriting Officer, 54,530 shares, (ii) his wife Deborah Blackman, 50,000 shares, (iii) the Trust for the Benefit of Alexandra Blackman, a trust established for the benefit of the daughter of Mark W. Blackman and Deborah Blackman 55,000 shares, (iv) the Trust for the Benefit of Ian Blackman, a trust established for the benefit of the son of Mark W. Blackman and Deborah Blackman 55,000 shares, (v) Lionshead Investments, LLC, a company controlled by John N. Blackman, Jr., the brother of Mark W. Blackman and a member of our Board of Directors from 1975 until May 2004, 495,030 shares, (vi) Genna Blackman, a daughter of John N. Blackman, Jr., 33,832 shares, (vii) Christopher Blackman, a son of John N. Blackman, Jr., 33,832 shares, (viii) the Trust for the Benefit of Laura Blackman, a trust established for the benefit of the daughter of John N. Blackman, Jr., 25,158 shares, (ix) the Blackman Charitable Remainder Trust, a charitable remainder trust established by the Blackman family, 25,000 shares,
(x) the Louise B. Tollefson Charitable Lead Annuity Trust dated March 30, 2000, a trust established by Louise B. Tollefson, the mother of John N. Blackman, Jr. and Mark W. Blackman, and the former wife of the Company's founder, 133,135 shares, (xi) the Bennett H. Tollefson Charitable Lead Unitrust dated March 30, 2000, a trust established by Louise B. Tollefson, 125,374 shares, and (xii) the Louise B. Blackman Tollefson Family Foundation dated March 24, 1998, established by Louise B. Tollefson, 6,844 shares. Robert G. Simses, a member of our Board of Directors, is a trustee of the trusts identified in (x), (xi) and (xii) above.

         In addition, on January 7, 2005, by mutual agreement of John N. Blackman, Jr., a member of our Board of Directors from 1975 until May 2004, and NYMAGIC, an option held by Mr. Blackman to purchase 10,000 shares of NYMAGIC Common Stock was cancelled and Mr. Blackman received $88,500 as consideration for the cancellation. The exercise price of the cancelled option was $14.47 per share and the expiration date was September 18, 2012.


                 PROPOSAL NO. 2: RATIFICATION OF THE APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         KPMG LLP, the independent public accountants engaged as the principal accountants to audit the Company's financial statements for the fiscal year ended December 31, 2004, has been extended an offer to continue as the Company's independent public accountants for the fiscal year ending December 31, 2005. The Company's Board of Directors, following the recommendation of the Audit Committee, recommends that shareholders ratify the appointment of KPMG LLP as the Company's independent public accountants for the fiscal year ending December 31, 2005. If the shareholders do not ratify the appointment of KPMG LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

                         PRINCIPAL ACCOUNTING FIRM FEES
         Aggregate fees billed for the fiscal years ended December 31, 2004 and 2003 by our principal accounting firm, KPMG LLP were as follows:


                                                                       Fiscal Year Ended
                                                                          December 31,

                                                                   2004                      2003
                                                                   ----                     -------
              Audit fees................................       $1,228,000                  $ 436,073
              Audit-related fees (a)...................        $   91,000                  $  25,000
                                                           ------------------        --------------------
              Total audit and audit-related fees....           $1,319,000                   $461,073
              Tax fees (b)..............................       $  162,938                   $117,460
              All other fees (c)........................       $   10,000                   $ 10,000
                                                            ------------------        --------------------
              Total......................................      $1,491,938                   $588,533

----------------
(a) Audit-related fees include amounts billed to us for services rendered in connection with certain agreed upon procedures for the Company's administration of insurance pools.
(b) Tax fees include amounts billed to us primarily for tax planning and consulting, tax compliance and preparation and review of federal, state and local tax returns.
(c) All other fees include amounts billed to us in respect of actuarially-oriented services that would not impair the independence of the independent auditor.

                       AUDIT COMMITTEE PRE-APPROVAL POLICY

         In accordance with our Audit Committee charter, all audit and non-audit services performed for us by our independent accountants were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.

         Our Audit Committee charter provides that the Audit Committee must pre-approve any permissible non-audit services performed by the independent accountants, including tax services; provided, however, that the Chairman of the Audit Committee has the authority to pre-approve any permissible non-audit service when, in the exercise of the Chairman's discretion, he does not believe it necessary or appropriate to convene the Audit Committee to approve such non-audit service fees and he notifies the Audit Committee of such approval at its next regularly scheduled meeting.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR"
                                 THIS PROPOSAL.

         Representatives of KPMG LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if they so desire, and to respond to appropriate questions.


                                  OTHER MATTERS

         NYMAGIC knows of no matters other than those described above that may come before the Annual Meeting. As to other matters, if any, that properly may come before the Annual Meeting, NYMAGIC intends that the proxyholders will vote your shares in accordance with their best judgment.

         The Company obtained an insurance policy which insures the Directors and officers of the Company and its subsidiaries against certain liabilities that they may incur in the performance of their duties, and insures the Company against obligations to indemnify such persons against such liabilities. The policy, effective May 31, 2004 through May 31, 2005, is underwritten by Great American Insurance Company at a premium of $382,857. The foregoing information is provided to shareholders of the Company pursuant to Section 726(d) of the New York Business Corporation Law.

          SUBMISSION OF SHAREHOLDER PROPOSALS AND DISCRETIONARY VOTING

         Your eligibility as a shareholder to submit proposals, the proper subject of such proposals and other issues governing shareholder proposals, are regulated by the rules adopted under Section 14 of the Exchange Act. To be considered for inclusion in the proxy statement and proxy card relating to NYMAGIC's annual meeting of shareholders to be held in 2006, shareholder proposals must be received no later than December 30, 2005. If we do not receive notice of any matter to be considered for presentation at the 2006 annual meeting, although not included in the proxy statement, by March 8, 2006, management proxies may confer discretionary authority to vote on the matters presented at the 2006 annual meeting by a shareholder in accordance with Rule 14a-4 under the Exchange Act. All shareholder proposals should be delivered to the attention of: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, New York, NY 10022.

         Each proposal submitted should include the full and correct name and address of the shareholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof also should be submitted with the proposal. The shareholder or the shareholder's representative must appear in person at the annual meeting and must present the proposal, unless the shareholder can show good cause for not doing so.


                                  ANNUAL REPORT

         A copy of our Annual Report to Shareholders is being provided to each of our shareholders with this Proxy Statement. Additional copies may be obtained by writing to: Corporate Secretary, NYMAGIC, INC., 919 Third Avenue, 10th Floor, New York, New York 10022.


                                              BY ORDER OF THE BOARD OF

                                              DIRECTORS OF NYMAGIC, INC.

                                              Paul J. Hart
                                              Senior Vice President,
                                              General Counsel and Secretary

April 22, 2005

The Board of Directors recommends a vote "FOR"                  Please
Proposals 1 and 2.                                              Mark Here
                                                                for Address  |_|
                                                                Change or
                                                                Comments
                                                                SEE REVERSE SIDE

                                                               Please mark
                                                              your votes as  |X|
                                                               indicated in
                                                               this example

1.    ELECTION OF DIRECTORS:

      01 John R. Anderson, 02 Glenn Angiolillo, 03 John T. Baily,
      04 David E. Hoffman, 05 William J. Michaelcheck, 06 William D. Shaw, Jr., 07 Robert G. Simses, 08 George R. Trumbull, III, 09 David W. Young

                         FOR             WITHHOLD AUTHORITY
                         all              to vote for all
                       nominees               nominees
                         |_|                     |_|

________________________________________________________________________________

To withhold authority to vote for any nominee(s), print the name(s) on the line provided above.

2. RATIFICATION OF THE APPOINTMENT OF KPMG LLP as independent public accountants of the Company.

                         FOR         AGAINST       ABSTAIN
                         |_|           |_|           |_|

The undersigned acknowledges receipt of the accompanying Proxy Statement and Annual Report dated April 22, 2005.

Please sign below exactly as name appears hereon. Joint owners must sign. If more than one trustee, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title and authority. If signing in the name of a corporation or partnership, please sign full corporate or partnership name and indicate title of authorized signatory.

Signature ____________________________________________ Dated: ____________, 2005

Signature ____________________________________________ Dated: ____________, 2005

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

                                     PROXY

                                 NYMAGIC, INC.

        PROXY SOLICITED ON BEHALF OF THE NYMAGIC, INC. BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2005

      The undersigned whose signature(s) appear(s) on the reverse side of this card hereby appoints George R. Trumbull, III and Paul J. Hart and each of them, with full power of substitution, proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, on all matters which properly may come before the Annual Meeting of Shareholders of NYMAGIC, INC. (the "Company"), to be held at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York, 10022 on May 25, 2005, at 9:00 A.M., local time, and at any adjournment thereof.

      THE PROXIES WILL VOTE SUBJECT TO THE DIRECTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS. THE PROXIES ALSO ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ALL OTHER BUSINESS AS PROPERLY MAY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

________________________________________________________________________________
    Address Change/Comments (Mark the corresponding box on the reverse side)
________________________________________________________________________________



________________________________________________________________________________


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